Exhibit 10.23

[Date]

[Name]

[Address]

Dear [Name]:

Stanley Furniture Company, Inc. (the “Company”) makes this performance-vested restricted stock grant (the “Grant”) to you pursuant to its 2012 Incentive Compensation Plan, as it may be amended from time to time (the “Plan”).

This Grant incorporates the terms of the Plan and in the case of any conflict between the Plan and this Grant, the terms of the Plan will control. Unless otherwise defined herein, capitalized terms used in this Grant letter shall have the meanings given to them in the Plan.

1.

Shares. ______ shares of Company Stock (the “Restricted Stock”) are awarded to you on _______________ (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Grant.

2.

Performance Period. The performance period with respect to the Restricted Stock is the period commencing ____________ and ending ______________.

3.

Performance Vesting.  The Restricted Stock shall vest on the dates, and subject to the achievement of the performance goals, as set forth in Appendix A, provided that, except as otherwise provided in Paragraph 5 below, you have remained continuously employed with the Company or its Related Companies from the Date of Grant through each such vesting date.

4.

Forfeiture.  Except as provided in Paragraph 5, you will forfeit as of the date of your employment termination any and all rights in any unvested shares of the Restricted Stock (including without limitation any rights to dividends relating thereto) if your employment with the Company and its Related Companies terminates for any reason (or no reason) prior to ___________. To the extent not previously forfeited, you will also forfeit as of _____________ any and all rights in any unvested shares of Restricted Stock (including without limitation any rights to dividends relating thereto) if and to the extent the relevant performance goals as set forth in Appendix A have not been achieved as of such date.

5.

Death, Disability, Change in Control.  Any unvested shares of Restricted Stock will become fully vested immediately upon (i) a Change in Control occurring on or prior to _______________, provided you have been continuously employed with the Company or a Related Company from the Date of Grant through the date of such Change in Control, or (ii) the termination of your employment with the Company and its Related Companies due to your death or Disability on or prior to __________________.

6.

Dividends.

(a)

Dividends. You will be entitled to dividends or other distributions paid or made on Restricted Stock but only as and when the Restricted Stock to which the dividends or other distributions are attributable become vested.  Dividends paid on Restricted Stock will be held by the Company and transferred to you, without interest, on such date as the Restricted Stock becomes vested.  Dividends or other distributions paid on Restricted Stock that is forfeited shall be retained by the Company.

(b)

Unfunded Liability. The Company’s obligation under this Paragraph 6 shall be an unfunded and unsecured promise to pay.  The Company shall not be obligated under any circumstances to fund its financial obligations under this Paragraph 6 prior to the date any dividends become payable pursuant to the terms of this Award.  All dividends on Restricted Stock will remain general assets of the Company subject to the claims of its general creditors.  This Award does not give you any ownership interest in the assets of the Company, and all rights of ownership in the accumulated dividends attributable to Restricted Stock shall be solely those of an unsecured general creditor of the Company.

7.

Other Terms and Conditions.

(a)

Nontransferability. The shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture until the shares of Restricted Stock are vested.

(b)

Uncertificated Shares; Power of Attorney. The Company may issue the Restricted Shares in uncertificated form. Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its transfer agent) on your behalf. As a condition of this Grant, you hereby irrevocably appoint the Company, or its successor, as your attorney-in-fact, with full power of substitution, to transfer (or provide instructions to the Company’s transfer agent to transfer) such shares on the Company’s books.

(c)

Custody of Share Certificates; Stock Power.  The Company will retain custody of any share certificates for the Restricted Stock that may be issued until such shares vest or are forfeited. If share certificates are issued, then, upon the Company’s request, you hereby agree to execute and deliver a stock power, endorsed in blank, to the Company with respect to such shares.

(d)

Shareholder Rights.  You will have the right to vote the shares of Restricted Stock awarded under Paragraph 1, both vested and unvested.

(e)

Delivery of Shares.   On or as soon as administratively feasible after the date on which the shares of Restricted Stock have become vested pursuant to the terms hereof, the Company will remove (or provide instructions to its transfer agents to remove) the transfer restrictions described herein, and (if any share certificate has been issued) shall deliver to you (or in the event of your death, to your Beneficiary) any such certificates free of the transfer restrictions described herein. The Company will also cancel any stock power covering such shares.

(f)

Withholding of Taxes.  No Company Stock will be delivered until you (or your beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or you and the Company have made satisfactory arrangements for the payment of such taxes.  Unless you make an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, you or your beneficiary may elect to (i) deliver shares of Company Stock (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.  Fair Market Value will be determined based on the closing price of Company Stock on the business day immediately preceding the date the Restricted Stock shares become vested.

(g)

Fractional Shares.  Fractional shares of Company Stock will not be issued.

(h)

No Right to Continued Employment.  This Restricted Stock Award does not confer upon you any right with respect to continuance of employment by the Company or any Related Company, nor shall it interfere in any way with the right of the Company or any Related Company to terminate your employment at any time.

(i)

Change in Capital Structure.  The number and type of shares of Restricted Stock awarded by this Grant letter and the performance goals set forth in Appendix A shall be automatically adjusted as provided in Section 18 of the Plan if the Company has a change in capital structure.

(j)

Governing Law.  This Grant letter shall be governed by the laws of the State of Delaware, other than its choice of law provisions.

(k)

Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

(l)

Participant Bound by Plan.  By accepting this Grant, you hereby acknowledge receipt of a copy of the prospectus and Plan document and agree to be bound by all the terms and provisions thereof.

(m)

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and any successors of the Company.

STANLEY FURNITURE COMPANY, INC.

____________________________________

By:

[Name]

Its:

[Title]

AGREED AND ACKNOWLEDGED:

_____________________________________

[Participant Name]

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